As filed with the Securities and Exchange Commission on May 17, 2019

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IHEARTMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0241222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

iHeartMedia , Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of Principal Executive Office)(Zip Code)

2019 Incentive Equity Plan of iHeartMedia, Inc.

(Full title of the plan)

Richard J. Bressler

President, Chief Financial Officer and Chief Operating Officer

125 W 55th St

New York, New York 10019

(Name and address of agent for service)(Telephone number, including area code, of agent of service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James S. Rowe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A common stock, par value $0.001 per share	14,366,686 shares	$19.00	$272,967,034	$33,083.60

(1)

iHeartMedia, Inc. (“iHeart” or the “Registrant”) is filing this Registration Statement on Form S-8 to register the issuance of 14,366,686 shares of Class A common stock, par value $0.001 per share, of the Registrant (the “Class A common stock”) issuable pursuant to the 2019 Incentive Equity Plan of iHeartMedia, Inc. (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of any future recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares, stock dividend or other special and nonrecurring dividend or distribution, liquidation, dissolution or other similar transactions or events under the Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the value attributed to the Class A common stock pursuant to the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code.

EXPLANATORY NOTE

On March 14, 2018, iHeartMedia, Inc. (the “Company,” “we,” “us” and “our”) and certain of our direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On January 22, 2019, our plan of reorganization was confirmed by the Bankruptcy Court, and on May 1, 2019 (the “Effective Date”), our plan of reorganization in the Chapter 11 Cases became effective and we emerged from bankruptcy.

Under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the securities of a successor issuer are deemed to be registered under Section 12 by operation of law, and no Exchange Act registration statement on Form 8-A or any other form therefore need be filed.

This Registration Statement is being filed in connection with the registration of the Class A Common Stock issuable to eligible management, service providers and members of our board of directors pursuant to awards that may be granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Registrant with the SEC pursuant to Section 12 of the Exchange Act, are incorporated by reference and made a part of this Registration Statement:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 5, 2019;

•	Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2018 filed on March 29, 2019;

•	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed on April 25, 2019;

•	Registrant’s Current Reports on Form 8-K filed on January 28, 2019, February 13, 2019 and May 2, 2019 and the Current Report on Form 8-K/A filed on May 7, 2019; and

•

the description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-230694), including any amendments filed for the purpose of updating such description.

All information filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) subsequent to the effective date of this Registration Statement will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such information until all of the securities offered pursuant to this Registration Statement are sold or the offering pursuant to this Registration Statement is terminated.

Any statement contained herein or in any information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed information that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Class A Common Stock is being opined on by Kirkland & Ellis LLP, Chicago, Illinois.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit.

As permitted by the DGCL, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and bylaws, as amended, provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into an indemnification agreement with each of our directors. These indemnification agreements provide that we will indemnify and hold harmless each person subject to an indemnification agreement (each, an “indemnified party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such indemnified party serving in his or her capacity as a director of ours or serving at our request as a director, officer, employee, fiduciary or agent of another entity. The indemnification agreements further provide that, upon an indemnified party’s request, we will advance expenses to the indemnified party to the fullest extent permitted by applicable law. Pursuant to the indemnification agreements, an indemnified party is presumed to be entitled to indemnification and we have the burden of proving otherwise. In addition, from time to time, we have entered into and may enter into indemnification agreements and executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with our senior officers. Such agreements and provisions generally provide, or will provide, that such persons are to be indemnified and held harmless to the fullest extent authorized by Delaware law. Under the terms of the Plan, we fully indemnify each member of our board of directors and any of our officers, directors or employees acting on behalf of the compensation committee of our board of directors for any action, determination or interpretation taken or made in good faith with respect to the Plan. We also have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law and our certificate of incorporation and bylaws, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and our certificate of incorporation and bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Fifth Amended Certificate of Incorporation of iHeartMedia, Inc. (incorporated by reference to Exhibit 3.1 to iHeartMedia, Inc.’s Current Report on Form 8-K filed on May 2, 2019)

3.2	Second Amended and Restated Bylaws of iHeartMedia, Inc. (incorporated by reference to Exhibit 3.2 to iHeartMedia, Inc.’s Current Report on Form 8-K filed on May 2, 2019)

5.1*	Opinion of Kirkland & Ellis

10.1*	2019 Incentive Equity Plan of iHeartMedia, Inc.

10.2*	Form of Non-Employee Director Restricted Stock Unit Award Agreement

10.3*	Form of Non-Employee Director Non-Qualified Stock Option Award Agreement

10.4*	Form of Employee Restricted Stock Unit Award Agreement

10.5*	Form of Employee Non-Qualified Stock Option Award Agreement

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kirkland and Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 17th day of May, 2019.

iHeartMedia, Inc.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President, Chief Financial Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard J. Bressler, Scott D. Hamilton and Paul M. McNicol, or any of them, as true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments and supplements, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of May, 2019.

Signature	Title

/s/ Robert W. Pittman Robert W. Pittman	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Richard J. Bressler Richard J. Bressler	President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Scott D. Hamilton Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)

/s/ Gary Barber Gary Barber	Director

/s/ Brad Gerstner Brad Gerstner	Director

/s/ Sean Mahoney Sean Mahoney	Director

/s/ Jay Rasulo Jay Rasulo	Director

/s/ Kamakshi Sivaramakrishnan Kamakshi Sivaramakrishnan	Director